As filed with the Securities and Exchange Commission on October 31, 2011

Registration No. 333-173048

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 6
TO

Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

PLYMOUTH OPPORTUNITY REIT, INC.
(Exact Name of Registrant as specified in its Governing Instruments)

Two Liberty Square, 10th Floor
Boston, Massachusetts 02109
(617) 340-3814
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey E. Witherell
Chief Executive Officer

Pendleton White, Jr.
President
Plymouth Opportunity REIT, Inc.
Two Liberty Square, 10th Floor
Boston, Massachusetts 02109
(617) 340-3814

(Name, Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bryan L. Goolsby
Kenneth L. Betts
Locke Lord LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201-6776
(214) 740-8000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to the Registration Statement on Form S-11 of Plymouth Opportunity REIT, Inc. is being filed solely for the purpose of adding information to Part II of the Form S-11, as amended by Amendment No. 5 filed on October 27, 2011. This Amendment No. 6 does not modify any provision of the prospectus that forms a part of the Form S-11 and accordingly such prospectus is not reproduced in this Amendment No. 6.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common stock offered hereby.

SEC registration fee	$74,595
FINRA fee	64,750
Printing and engraving expenses	1,500,000	(1)
Legal fees and expenses	2,300,000	(1)
Accounting fees and expenses	250,000	(1)
Transfer agent and escrow fees	$225,000
Advertising and sales literature	$275,000
Blue Sky filing fees and expenses	125,000	(1)
Miscellaneous	685,655	(1)

Total	$5,500,000

(1)	Estimated

All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than dealer-manager discounts and selling commissions, if any.

Item 32.	Sales to Special Parties

Not applicable.

Item 33.	Recent Sales of Unregistered Securities

On March 11, 2011, we sold 20,000 of our shares of common stock for $10 per share to Plymouth Group Real Estate LLC, as part of the formation and initial capitalization of the Company. This formation transaction was exempt from the registration requirements of the United States securities laws pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34.	Indemnification of Directors and Officers

Our articles of incorporation and bylaws provide for the indemnification of our directors and officers. Our agents may be indemnified to such extent as is authorized by our articles of incorporation, board of directors or our bylaws. Our articles of incorporation provide that indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurs in connection with any proceeding to which such person may be made a party by reason of serving in such positions, shall not be provided, unless all of the following conditions are met:

•	the indemnitee has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of Plymouth Opportunity REIT; and

•	the Indemnitee was acting on behalf of or performing services for Plymouth Opportunity REIT.

•	Such liability or loss was not the result of:

•	negligence or misconduct, in the case that the indemnitee is a director (other than an independent director), officer, advisor or an affiliate of the advisor; or

•	gross negligence or willful misconduct, in the case that the indemnitee is an independent director.

•	Such indemnification or agreement to hold harmless is recoverable only out of Plymouth Opportunity REIT’s net assets and not from the stockholder of Plymouth Opportunity REIT.

Our advisory agreement with our advisor also provides that indemnification of our advisor and its officers, managers, employees and some of its affiliates shall not be provided unless the foregoing conditions are met.

In addition, we will not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the indemnitee; or

•	a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Plymouth Opportunity REIT’s securities were offered or sold as to indemnification for violations of securities laws.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded our directors and officers by our articles of incorporation, it provides greater assurance to our directors and officers and such other persons that indemnification will be available because, as a contract, it may not be modified unilaterally in the future by our board of directors or the stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing summaries are necessarily subject to the complete text of the MGCL, our articles of incorporation and bylaws, and the indemnification agreements entered into between us and each of our directors and officers and are qualified in their entirety by reference thereto.

Item 35.	Treatment of Proceeds from Stock Being Registered

None of the proceeds of the offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits

(a) Financial Statement Schedules

None.

(b) Exhibits

1.1	Form of Dealer-Manager Agreement*
3.1	Amended and Restated Articles of Incorporation**
3.2	Amended and Restated Bylaws of the Company**

4.1	Form of Agreement of Limited Partnership*
4.2	Form of Share Redemption Program*
4.3	Escrow Agreement*
5.1	Opinion of Locke Lord LLP regarding the validity of the securities being registered**
8.1	Opinion of Locke Lord LLP regarding tax matters**
10.1	Form of Advisory Agreement*
10.2	Sub-Advisory Agreement with Haley Real Estate Group, LLC*
10.3	Sub-Advisory Agreement with Oxford Capital Group, LLC*
21.1	List of Subsidiaries*
23.1	Consent of Locke Lord LLP (included in Exhibit 5.1 and Exhibit 8.1)**
23.2	Consent of KPMG LLP*
24.1	Power of Attorney (included in the Signature Page)
99.1	Consent of David G. Gaw*
99.2	Consent of Richard J. DeAgazio*
99.3	Consent of Philip S. Cottone*

*	Previously filed

**	Filed herewith.

Item 37.	Undertakings

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrant undertakes: (a) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to the registration statement, (b) that for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof, (c) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (d) to remove from registration by means of a post-effective amendment any of the securities being registered which remain at the termination of the offering.

The registrant undertakes to provide to the stockholders the financial statement required by Form 10-K for the first full year of operations of the registrant.

(7) The Registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act of 1933 during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the Registrant and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

The Registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of ten percent or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the shareholders at least once each quarter after the distribution period of the offering has ended.

(8) The undersigned registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued, to the advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on October 31, 2011.

PLYMOUTH OPPORTUNITY REIT, INC.

By:	/s/ Jeffrey Witherell
Name:     Jeffrey Witherell

Title:	Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Jeffrey Witherell and Pendleton White, Jr. and each of them, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all pre- or post-effective amendments to this registration statement, and to sign any and all registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and such other authorities as he deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or such substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Witherell Jeffrey Witherell	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 31, 2011

/s/ Donna Brownell Donna Brownell	Chief Operating Officer (Principal Financial and Accounting Officer)	October 31, 2011

/s/ Pendleton White, Jr. Pendleton White, Jr.	President, Chief Investment Officer and Director	October 31, 2011

EXHIBIT INDEX

Exhibit No.

1.1	Form of Dealer-Manager Agreement*
3.1	Amended and Restated Articles of Incorporation**
3.2	Amended and Restated Bylaws of the Company**
4.1	Form of Agreement of Limited Partnership*
4.2	Form of Share Redemption Program*
4.3	Escrow Agreement*
5.1	Opinion of Locke Lord LLP regarding the validity of the securities being registered**
8.1	Opinion of Locke Lord LLP regarding tax matters**
10.1	Form of Advisory Agreement*
10.2	Sub-Advisory Agreement with Haley Real Estate Group, LLC*
10.3	Sub-Advisory Agreement with Oxford Capital Group, LLC*
21.1	List of Subsidiaries*
23.1	Consent of Locke Lord LLP (included in Exhibit 5.1 and Exhibit 8.1)**
23.2	Consent of KPMG LLP*
24.1	Power of Attorney (included in the Signature Page)
99.1	Consent of David G. Gaw*
99.2	Consent of Richard J. DeAgazio*
99.3	Consent of Philip S. Cottone*

*	Previously filed

**	Filed herewith.